MGP INGREDIENTS REPORTS STRONG FOURTH QUARTER AND 2016 RESULTS
Full Year Operating Income Increases 27.8%, Reflecting Operating Performance and Special Items

ATCHISON, Kan., March 8, 2017 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the fourth quarter and full year ended December 31, 2016.

2016 fourth quarter results compared to 2015 fourth quarter results

•	Net sales decreased 0.4% to $81.1 million, as increases in net sales of premium beverage alcohol were more than offset by a sales decline in lower margin industrial alcohol.

•	Gross profit increased 11.6% to $17.6 million, reflecting stronger profit performance in both the Distillery Products and Ingredient Solutions segments.

•	Gross margin increased 2.4 percentage points to 21.7% of net sales.

•	Operating income increased 5.2% to $10.6 million.

•	Equity method investment earnings increased from $0.1 million to $1.8 million.

•	Net income increased 27.9% to $8.3 million.

•	Earnings per share increased 26.3% to $0.48 per share.

2016 full year results compared to 2015 full year results

•	Net sales decreased 2.9% to $318.3 million, while product mix continued to shift toward higher value premium beverage alcohol.

•	Gross profit increased 11.5% to $65.3 million, primarily due to improved sales mix, lower input costs, and plant efficiencies, partially offset by a lower average selling price.

•	Gross margin increased 2.6 percentage points to 20.5% of net sales, as both operating segments grew margin by more than 200 basis points.

•	Other income provided $3.4 million due to a previously announced legal settlement and gain on asset sale.

•	Operating income increased 27.8% to $42.0 million. Of that percentage increase, 10.3 percentage points were attributable to the other income items mentioned earlier.

•	Equity in joint venture earnings declined from $6.1 million to $4.0 million.

•	Net income increased 19.1% to $31.2 million, primarily driven by the strong operating performance.

•	Earnings per share increased 23.0% to $1.82 per share.

"Our fourth quarter and fiscal 2016 results mark further progress against our long term strategic plan," said Gus Griffin, president and CEO of MGP. "While revenues declined slightly as we continue to migrate away from industrial alcohol, gross profit and margins expanded and operating income improved in both our Distillery Products and Ingredient Solutions segments. We are pleased with the progress against our goals for the year and enter 2017 strongly positioned for growth."

Distillery Products - Beverage Alcohol Drives Mix Shift and Gross Margin Gain

For the fourth quarter of 2016, net sales for the Distillery Products segment decreased 1.0% to $68.0 million. Gross profit improved to $16.0 million, or 23.5% of net segment sales, compared with $15.2 million, or 22.1% of net segment sales in the fourth quarter 2015. For the year, net sales of Distillery Products decreased 1.8% to $265.2 million. Gross profit improved to $56.8 million, or 21.4% of net segment sales, compared with $50.7 million, or 18.7% of net segment sales in 2015. Results for both the quarter and the full year reflect strong demand for the Company's high quality whiskey products. This trend contributed strongly to the margin expansion in both periods.

Griffin said, "While yearlong softness in the industrial alcohol market offset premium beverage revenue gains, MGP’s bourbon and rye whiskeys reported strong revenue growth throughout the year, outperforming the continued steady growth of the bourbon category and contributing to gains in MGP's gross profit and margins."

Food Grade Alcohol	Net Sales Quarter Ended December 31,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2016	2015	$ Change	% Change
Premium Beverage Alcohol	$40,818	$37,486	$3,332	8.9%
Industrial Alcohol	18,067	22,138	(4,071)	(18.4)
Food Grade Alcohol	$58,885	$59,624	$(739)	(1.2)

	Net Sales Year Ended December 31,		Year vs. Year Net Sales Change Increase/(Decrease)
	2016	2015	$ Change	% Change
Premium Beverage Alcohol	$150,364	$131,347	$19,017	14.5%
Industrial Alcohol	77,290	98,917	(21,627)	(21.9)
Food Grade Alcohol	$227,654	$230,264	$(2,610)	(1.1)

Ingredient Solutions - Improved Performance

For the 2016 fourth quarter, net sales for the Ingredient Solutions segment increased 2.5% to $13.1 million. Gross profit increased to $1.6 million, or 12.4% of net segment sales, compared with $0.6 million, or 4.7% of net segment sales in the fourth quarter 2015. For the full year 2016, net sales for the Ingredient Solutions segment decreased 7.6% to $53.0 million. Gross profit increased to $8.4 million, or 15.9% of net segment sales, compared with $7.9 million, or 13.7% of net segment sales in 2015. Full year gross profit margins grew due to a decline in input costs and improved plant efficiencies, partially offset by a lower average selling price.

Griffin said, "Our Ingredient Solutions segment returned to modest growth in the fourth quarter as sales gains in specialty wheat starch more than offset sales declines in commodity wheat starch and proteins versus the prior year period. We continue our work to take full advantage of the macro trends benefitting this segment."

Other

Corporate selling, general and administrative expenses were $7.0 million for the fourth quarter 2016 compared to $5.7 million in the fourth quarter 2015, primarily due to timing of the accrual for incentive compensation and increased advertising and promotion, partially offset by a decline in pension expense resulting from termination of the Company's collective bargaining pension plans in 2015, as well as a decrease in other expenses. For the full year 2016, corporate selling, general and administrative expenses increased $1.0 million to $26.7 million, primarily due to increased advertising and promotion, increased personnel costs, and increased professional fees, partially offset by a decrease in the annual accrual for incentive compensation and a decrease in severance costs.

MGP received joint venture equity method investment earnings of $1.8 million in the fourth quarter 2016, primarily from its ICP joint venture, which produces high quality food grade alcohol, chemical intermediates and fuel. ICP joint venture income was $1.7 million ahead of the fourth quarter 2015. The full year investment earnings were down $2.1 million due to challenging conditions in the fuel ethanol market.

The corporate effective tax rate for the fourth quarter was 31.3%, compared with 35.2% in the year ago quarter. The corporate effective tax rate for the year was 30.3% compared with 31.8% in the prior year.

2017 and Long Term Guidance

MGP is providing the following guidance for fiscal 2017 and beyond.

•
Reconfirming previous guidance, operating income is expected to grow between 10% and 15% annually from 2016 through 2018. This guidance excludes a favorable litigation settlement and asset sale gain recorded in the third quarter of 2016.

•
Recognizing the difficulty of projecting three years in the future, our conservative estimate of growth in operating income in 2019 is 15% to 20% as sales of aged whiskey inventory becomes a more significant factor.

•	Modest growth is expected in net sales in 2017, subject to some volatility as the company continues to shift sales from industrial to premium beverage alcohol.

•	2017 gross margins are expected to continue to grow versus 2016.

•	2017 effective tax rate is forecast to be 31%, and shares outstanding are expected to be approximately 16.8 million at year end.

•	2017 profitability for ICP remains exposed to the challenging and volatile conditions in the fuel ethanol industry.

Conclusion

"2016 was a great year for MGP," Griffin continued.  "We built on the solid foundation we set in 2015, and made substantial progress against all of our growth strategies. We maximized the value of our production, achieving strong double digit growth in premium beverage alcohol while steadily migrating away from less attractive industrial alcohol. We captured value share by introducing Till American Wheat Vodka®, acquiring the George Remus® brand, and adding leadership and building out our sales and marketing team to support our brands initiative. We invested to grow, steadily executing our expanded whiskey warehouse plan, and aggressively putting away whiskey.  Our MGP aging whiskey inventory has now reached $50.9 million, at cost. We implemented strong risk management programs, managing input costs to help expand our margins, and we continued to consistently build the MGP Brand with all stakeholders."

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, revenue, gross margin, and future effective tax rate may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance, and company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the ownership of our equity method investment in ICP and the volatility of its operating results, (ix) our limited influence over the ICP joint venture operating decisions, strategies, financial or other decisions (including investments, capital spending and distributions), (x) our ability to source product from the ICP joint venture or unaffiliated third parties, (xi) our ability to maintain compliance with all applicable loan agreement covenants, (xii) our ability to realize operating efficiencies, (xiii) actions of governments, and (xiv) consumer tastes and preferences.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016.

For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD

Operating income quarter-versus-quarter

	Operating income	Change

Operating income for the quarter ended December 31, 2015	$10,074
Increase in gross profit - distillery products segment	801	8.0	pp(a)
Increase in gross profit - ingredient solutions segment	1,029	10.2	pp
Change in SG&A	(1,306)	(13.0)	pp
Operating income for the quarter ended December 31, 2016	10,598	5.2%

(a) Percentage points ("pp").

Operating income year-versus-year

	Operating income	Change

Operating income for the year ended December 31, 2015	$32,850
Increase in gross profit - distillery products segment	6,174	18.8	pp(a)
Increase in gross profit - ingredient solutions segment	576	1.8	pp
Change in SG&A	(1,010)	(3.1)	pp
Change in other operating income, net	3,385	10.3	pp
Operating income for the year ended December 31, 2016	$41,975	27.8%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share quarter-versus-quarter

	Basic and Diluted EPS	Change
Basic and diluted EPS for the quarter ended December 31, 2015	$0.38
Change in operating income:
Operations(a)	0.02	5.3	pp(b)
Change in equity method investments(a)	0.07	18.4	pp
Change in interest expense(a)	(0.01)	(2.6)	pp
Tax: Change in valuation allowance	0.01	2.6	pp
Tax: Change in effective tax rate (excluding tax item above)	0.01	2.6	pp
Basic and diluted EPS for the quarter ended December 31, 2016	$0.48	26.3%

(a)	Changes are net of tax based on the effective tax rate for each base year, excluding the change in valuation allowance.

(b)	Percentage points ("pp").

Change in basic and diluted earnings per share year-versus-year

	Basic and Diluted EPS	Change
Basic and diluted EPS for the year ended December 31, 2015	$1.48
Change in operating income:
Operations(a)	0.21	14.2	pp(b)
Other operating income, net(a)	0.13	8.8	pp
Change in equity method investments(a)	(0.08)	(5.4)	pp
Change in interest expense(a)	(0.03)	(2.0)	pp
Change in weighted average shares outstanding(c)	0.05	3.4	pp
Tax: Change in valuation allowance	(0.10)	(6.8)	pp
Tax: Implementation of ASU No. 2016-09	0.09	6.1	pp
Tax: Change in effective tax rate (excluding tax items above)	0.07	4.7	pp
Basic and diluted EPS for the year ended December 31, 2016	$1.82	23.0%

(a)	Changes are net of tax based on the effective tax rate for each base year, excluding the change in valuation allowance.

(b)	Percentage points ("pp").
(c) Weighted average shares outstanding change primarily due to the vesting of employee restricted stock units, the granting of Common Stock to directors, our purchase of vested stock from employees to pay withholding taxes, and our repurchases of Common Stock. In September, 2015, our Board of Directors authorized the purchase of 950,000 shares of our Common Stock in a privately negotiated transaction with F2 SEA Inc., an affiliate of SEACOR Holdings Inc. pursuant to a Stock Repurchase Agreement. On September 1, 2015, we completed this purchase. SEACOR Holdings, Inc. is the 70% owner of ICP, our 30% equity method investment.

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Quarter Ended		Year Ended
(Dollars in thousands, except per share)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Sales	$85,005	$85,072	$328,081	$345,887
Less: excise taxes	3,860	3,563	9,818	18,283
Net sales	81,145	81,509	318,263	327,604
Cost of sales	63,560	65,754	252,980	269,071
Gross profit	17,585	15,755	65,283	58,533
Selling, general and administrative expenses	6,987	5,681	26,693	25,683
Other operating costs and losses on sale of assets	—	—	(3,385)	—
Operating income	10,598	10,074	41,975	32,850
Equity method investment earnings	1,776	92	4,036	6,102
Interest expense, net	(314)	(160)	(1,294)	(534)
Income before income taxes	12,060	10,006	44,717	38,418
Income tax expense	3,775	3,527	13,533	12,227
Net income	8,285	6,479	31,184	26,191

Income attributable to participating securities	254	214	954	873
Net income attributable to common shareholders and used in earnings per share calculation	$8,031	$6,265	$30,230	$25,318

Share information
Diluted weighted average common shares	16,696,787	16,552,873	16,643,811	17,123,556

Basic and diluted EPS	$0.48	$0.38	$1.82	$1.48

Dividends and dividend equivalents per common share	$0.02	$—	$0.12	$0.06

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	December 31, 2016	December 31, 2015	(Dollars in thousands)	December 31, 2016	December 31, 2015
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$1,569	$747	Current maturities of long-term debt	$4,359	$3,345
Receivables	26,085	30,670	Accounts payable	20,342	20,940
Inventory	78,858	58,701	Accounts payable to affiliate, net	3,349	2,291
Prepaid expenses	1,684	1,062	Accrued expenses	8,945	10,400
Refundable income taxes	2,705	—	Income taxes payable	—	685
Total Current Assets	110,901	91,180	Total Current Liabilities	36,995	37,661
			Other Liabilities:
			Long-term debt, less current maturities	16,218	7,579
			Revolving credit facility	15,424	22,536
Property and equipment	246,219	229,914	Deferred credit	2,978	3,402
Less accumulated depreciation and amortization	(153,428)	(146,360)	Accrued retirement, health and life insurance benefits	3,604	4,136
Net Property, Plant			Other non current liabilities	393	79
and Equipment	92,791	83,554	Deferred income taxes	3,432	2,757
Equity method investments	18,934	18,563	Total Liabilities	79,044	78,150
Other assets	2,710	1,013	Stockholders’ equity	146,292	116,160
TOTAL ASSETS	$225,336	$194,310	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$225,336	$194,310